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                            July 21, 2021

       Chris Kemp
       Chief Executive Officer
       Astra Space, Inc.
       1900 Skyhawk Street
       Alameda, CA 94501

                                                        Re: Astra Space, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 15, 2021
                                                            File No. 333-257930

       Dear Mr. Kemp:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Karina
Dorin, Staff Attorney, at (202) 551-3763 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Carl P. Marcellino